EXHIBIT 10.30

SEPARATION AGREEMENT AND FULL RELEASE OF CLAIMS

This Agreement and Full Release of Claims (the “Agreement”) is made and entered into as of the 27 day of November, 2013, between Stacey Fitzgerald (“you”) and Ambient Corporation (“Ambient” or “the Company”).  In consideration for good and valuable consideration, the sufficiency of which is hereby acknowledged, and the parties’ execution of this Agreement and the promises and covenants contained herein, you and Ambient hereby agree as follows:

1. You resigned from Ambient effective as of November 5, 2013 (the “Termination Date”).  You have been paid your regular salary through the Termination Date, less applicable statutory deductions.  You have been paid for any accrued but unused vacation days.  Your group health insurance provided by Ambient will continue until and including November 30, 2013.  After that time, your benefits will cease, unless you reinstate your health benefits pursuant to COBRA.  You have been notified about your COBRA rights and obligations under separate cover.

2. Consideration: In consideration of your execution of this Agreement without revocation in accordance with Paragraph 17 below, and your fulfillment of the promises made herein, you will receive the following benefits:

a. Four (4) months of severance payable in accordance with the Company’s regular payroll (“Severance Period”).  Such payments will begin on the first regular pay day after expiration of the Revocation Period without revocation.  The first such payment shall be in an amount equal to the salary you would have earned between November 6, 2013 and the payment date.  Severance payments will be based on your current salary of $200,000, less all applicable statutory deductions and withholdings.

b. During the Severance Period -- if you elect COBRA coverage --  the Company will continue to pay towards such coverage the same percentage of your COBRA insurance premiums that it was paying towards your medical insurance premiums as of your Termination Date.

c. Other than as set forth in this Paragraph 2, you will not receive -- and you acknowledge that you are not entitled to receive -- any additional payments or benefits of any kind from Ambient or any Releasee (as defined in Paragraph 5 below), and you agree that such payments fully satisfy any and all obligations that Ambient or any Releasee has to you.  You acknowledge that you would not be entitled to receive the payments and benefits specified in this Paragraph 2 absent your execution of this Agreement and the fulfillment of the promises made herein.  You acknowledge that vesting of any and all stock options granted to you during your employment ceased on your Termination Date.

3. Expense Reimbursement:  The Company agrees to reimburse you for any reasonable business expenses you incur during your employment (subject to submission of appropriate substantiation in accordance with Company procedures).

4. References:  You shall direct all requests for references from any potential future employer or other third parties to Rebecca Blake at Insight Performance, who shall provide dates of employment and positions held and will tell the person seeking the reference that company policy prohibits the sharing of any additional information.  In the event Rebecca Blake no longer works at Insight Performance and/or is no longer assigned to assist the Company, you shall direct all such requests to Abraham Kimelman, who shall provide dates of employment and positions held and will tell the person seeking the reference that company policy prohibits the sharing of any additional information.

5. Release by you: In consideration of Ambient’s execution of this Agreement and of the payments and benefits provided for above, which you acknowledge is adequate consideration, on behalf of yourself and your representatives, heirs, executors, administrators, agents, successors and assigns, you hereby irrevocably and unconditionally waive, release, and forever discharge and covenant not to sue Ambient its respective past and present parents, subsidiaries, affiliates, and divisions, and each of their respective past and present officers, directors, members, managers, partners, stockholders, agents, employees, representatives, predecessors, successors and assigns, in each of their individual, corporate, and other capacities (collectively with Ambient, the “Releasees”), from any and all claims, liabilities and causes of action of any kind which you ever had, now have or hereafter may have against Ambient or any Releasee by reason of any matter, cause or thing whatsoever occurring on or at any time prior to the full execution of this Agreement, whether known or unknown to you and including, but not limited to, all claims arising out of any matters or things relating to any services you provided to any Releasee, based upon any contract, whether express or implied, oral or written, tort or public policy, claim for costs, fees or expenses, including but not limited to, your employment contract with the Company, or any allegation of illegal employment practices, defamation or breach of any federal, state or local fair employment practice, equal opportunity law or wage and hour law, as amended, including but not limited to the Age Discrimination of Employment Act of 1967; National Labor Relations Act; Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974; the Immigration Reform and Control Act; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Fair Credit Reporting Act; the Consolidated Omnibus Budget Reconciliation Act; and The Sarbanes Oxley Act.

Notwithstanding the foregoing, your release of the Company does not include and will not preclude: (a) non-termination related claims under the Massachusetts Workers Compensation Act (M.G.L. c. 152) or any disability insurance policy/plan; (b) rights to vested benefits under any applicable retirement and/or pension plans; (c) non-termination related claims under the Employee Retirement Income Security Act (29 U.S.C. § 1001 et seq.); (d) rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (e) claims for unemployment compensation; (f) any rights you may have to obtain contribution as permitted by law in the event of entry of judgment against the Company as a result of any act or failure to act for which you and the Company are held jointly liable; (g) any rights you may have pursuant to the Company’s insurance coverage for directors and officers; (h) any rights to you may have for indemnification and/or defense pursuant to the Company’s By-Laws, insurance policies, and/or applicable law; and/or (i) you from filing a charge with the Equal Employment Opportunity Commission concerning claims of discrimination, although you specifically waive your right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on your behalf under Title VII of the Civil Rights Act of 1964, as amended, the American with Disabilities Act, the Age Discrimination in Employment Act, the Connecticut Fair Employment Practices Act, or any other federal or state discrimination law, except where prohibited by law.  You covenant and agree that you will not assert any claim or initiate any legal or other action against any Releasee with respect to any matter covered by the foregoing release. You acknowledge and agree that if you or any of your representatives, heirs, executors or administrators should hereafter make against any Releasee any claim or demand or commence or threaten to commence any action, claim or proceeding otherwise prohibited by this Agreement, this Section may be raised as a complete bar to any such action, claim or proceeding.  Unless prohibited by law, the applicable Releasee may recover from you all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees if it is determined that any such action, claim or proceedings is prohibited by this Agreement.  Nothing herein is intended to prevent you from enforcing this Agreement.

You acknowledge that certain states provide that a general release of claims does not extend to claims which the person executing the release does not know or suspect to exist in his/her favor at the time of executing the release which, if known, may have materially affected his/her entering into this Agreement.  Being aware that such statutory protection may be available to you, you expressly, voluntarily and knowingly waive any arguable benefit or protection from any such statute in executing this Agreement, known or unknown.

6. Release by the Company:  In consideration of your execution of this Agreement, which the Company acknowledges is adequate consideration, on behalf of itself, its past and present parents, subsidiaries, affiliates, and divisions, and its successors, and assigns, the Company hereby irrevocably and unconditionally waives, releases, and forever discharges and covenants not to sue you, from any and all claims, liabilities and causes of action of any kind which it ever had, now has or hereafter may have against you by reason of any matter, cause or thing whatsoever occurring on or at any time prior to the full execution of this Agreement, whether known or unknown to the Company.

The Company covenants and agrees that it and its past and present parents, subsidiaries, affiliates, and divisions and its successors and assigns will not assert any claim or initiate any legal or other action against you with respect to any matter covered by the foregoing release. The Company acknowledges and agrees that if it or its past and present parents, subsidiaries, divisions successors or its successors, affiliates and/or assigns should hereafter make against you any claim or demand or commence or threaten to commence any action, claim or proceeding otherwise prohibited by this Agreement, this Section may be raised as a complete bar to any such action, claim or proceeding.  Unless prohibited by law, you may recover from the Company all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees if it is determined that any such action, claim or proceedings is prohibited by this Agreement.

Confidentiality and Non-Competition Agreement.  You have previously executed the Employee Confidentiality and Non-Competition Agreement annexed hereto as Exhibit A (“NDA”), which shall be incorporated by reference into this Agreement and made a part hereof.  All references herein to this Agreement shall be construed to include Exhibit A.  You acknowledge and reaffirm your continuing obligations thereunder.  You understand that continued compliance with the NDA is a condition to your receipt of payments and benefits under this Agreement.  This Agreement, its terms and the negotiations leading up to the execution of this Agreement are confidential, except as required by law,  and you agree not to disclose any such information to any third party except in strict confidence to your accountant, attorney, spouse, or significant other, or as required by law.  To the extent that you divulge the terms of this Agreement to your accountant, attorney, spouse or significant other, you will advise them that they must not divulge the terms of this Agreement. Moreover, you agree that neither you nor your attorneys will file this document with the Court or make it public in any way.  If you are asked about the facts, amount and/or terms of this Agreement, you will state: “my case has been resolved and I cannot comment further on the matter” and will give no additional information.  This paragraph does not preclude you from providing information or testimony or disclosing this Agreement pursuant to compulsory process of law.  You will give the Company prompt notice upon your receipt of notice of such process so that the Company may seek an appropriate protective order.  Notwithstanding the terms of this provision, the tax treatment and tax structure of the terms of this Agreement may be reported and disclosed in a manner consistent with all federal, state and local tax laws.

7. Section 409A.  All benefits hereunder are intended to be paid solely on account of a  separation pay plan as specified in this Agreement due to your separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and to be excludible from the requirements of Code Section 409A, either as separation pay amounts or as a short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of your separation from service) to the maximum possible extent.  Any reimbursements or in-kind benefits provided during your employment or under this Agreement shall be made or provided to you as part of said separation pay plan and shall be excludible from the requirements of Section 409A of the Code pursuant to the exception from 409A of the Code for such reimbursement and in-kind benefits that are furnished as part of said separation pay plan, and in all events such reimbursement or benefit and the benefits pursuant to Section 2(a) above shall be paid to you, or on your behalf, no later than March 15 of the calendar year following the calendar year of your separation from service.  Furthermore, nothing herein shall be construed as a guarantee of any particular tax treatment to you.

8. Non-Admission and No Wrongdoing.  Nothing contained in this Agreement shall be deemed to constitute an admission or evidence of any wrongdoing or liability on the part of you or the Company and Releasees, nor of any violation of any federal, state or municipal statute, regulation or principle of common law or equity.  The Company and Releasees expressly deny any wrongdoing of any kind in regard to your employment or your termination.  Further, by signing this Agreement you acknowledge that this Agreement is being entered into voluntarily and solely for the purpose of amicably resolving all matters concerning the termination of your employment.

9. Company Property.  You represent that you have returned to the Company any and all Company property in your possession in good working order, ordinary wear and tear excepted, including, but not limited to: company vehicles; credit cards; equipment (including, without limitation, computer equipment); supplies; samples; prototypes; keys; and documents such as financial reports, manufacturing data, client lists, customer and vendor information, price lists, phone listings, and equipment lists you have in your possession or under your control belonging to the Company and Releasees or containing confidential or proprietary information concerning the Company and Releasees or their customers or operations (“Company Information”).  You warrant that you have not retained, or delivered to any person or entity copies of Company Information or permitted any copies of Company Information to be made by any other person or entity.

10. Unemployment.  The Company agrees that when you apply for unemployment, it will not respond to requests by the Massachusetts Department of Unemployment Assistance for information, unless compelled by subpoena or other compulsory process of law.

11. Insurance/Indemnification.  The Company agrees that it will maintain insurance coverage under: (i) the Directors and Officers Liability Insurance Policy (Policy Number: PT12DOL602998IV) with Navigators Insurance Company, the Excess Liability Policy (Policy Number: NHS649186) with RSUI Indemnity Company, and any other applicable insurance policies (together, the “Policies”); or (ii) another insurance policy (or policies that have at least the same scope and coverage amounts as set forth in the Policies (the “Successor Policies”) until the expiration of the applicable statute of limitations for all claims that could be filed against you that would be subject to coverage under the Policies or the Successor Policies, as the case may be.  The Company agrees that if any covered claim is filed against you, it will pay for the full retention amount associated with such claim.  The Company agrees to defend and indemnify you fully for any loss, cost, judgment, settlement or expense (including attorneys’ fee) incurred in connection with any covered matter that exceeds the limits set forth in the Policies or the Successor Policies, as the case may be.

12. Mutual Non-Disparagement.  You agree not to knowingly make any statement, written or verbal, to any third party that may be harmful to the Company or injurious to its goodwill, reputation or business standing at any time in the future.  John Joyce and each member of the Board of Directors of the Company agrees not to knowingly make any statement, written or verbal, to any third party that may be harmful to you or injurious to your goodwill, reputation or business standing at any time in the future.

13. No Voluntary Assistance.   You agree that you will not voluntarily assist other individuals or entities in bringing claims against the Releasees.  You understand that this promise constitutes a waiver of the right to voluntarily assist other individuals or entities bringing claims against the Releasees, and you waive any such right.  The word “voluntarily” in the foregoing paragraph shall not  include any claim where you are compelled by subpoena or court order to participate in any claim brought by a third party.

14. Entire Agreement/No Modifications/Termination of Employment Agreement.  This Agreement, in addition to the NDA, fully supersedes any and all prior agreements, representations or understandings, written or oral between the parties, including but not limited to, the subject matter of this Agreement or any related matter.  This Agreement may only be amended by a writing signed by the parties to this Agreement.  All existing employment agreements between you and the Company, whether oral or written, other than the NDA, are hereby terminated.

15. Governing Law:  This Agreement will be governed by and construed in accordance with the laws of the State of Massachusetts (without regard to the conflict of laws rules thereof that would require the application of the laws of another state).

16. Assignment:  This Agreement shall inure to the benefit of and shall be binding upon you and your executors, administrators, heirs and legal representatives.  You may not sell or otherwise assign your rights, obligations, or benefits under this Agreement and any attempt to do so shall be void. This Agreement will be assigned by the Company to any legal successor of the Company, and the Company agrees to provide you with prior written consent of such assignment. This Agreement shall inure to the benefit of and shall be binding on the Company’s successors and assigns.

All severance pay payable to you under this Agreement shall be payable to your estate in the event of your death. This Agreement shall terminate upon your death.

17. Revocation Period.  YOU ACKNOWLEDGE THAT YOU MAY REVOKE THIS AGREEMENT WITHIN SEVEN (7) DAYS AFTER ITS EXECUTION (THE “REVOCATION PERIOD”). ANY REVOCATION WITHIN THIS REVOCATION PERIOD MUST BE SUBMITTED, IN WRITING, TO THE COMPANY AND MUST STATE “I HEREBY REVOKE MY ACCEPTANCE OF MY SEPARATION AGREEMENT AND GENERAL RELEASE.”  THE REVOCATION MUST BE MAILED OR SENT BY FACSIMILE TO ABRAHAM KIMELMAN, FAX NO. (617) 332-7260, AND RECEIVED BY THE COMPANY PRIOR TO THE EXPIRATION OF THE REVOCATION PERIOD.  IF THE LAST DAY OF THE REVOCATION PERIOD IS A SATURDAY, SUNDAY OR LEGAL HOLIDAY, THEN THE REVOCATION PERIOD SHALL NOT EXPIRE UNTIL THE NEXT FOLLOWING DAY WHICH IS NOT A SATURDAY, SUNDAY OR LEGAL HOLIDAY.  YOU UNDERSTAND THAT YOU WILL NOT RECEIVE THE PAYMENTS SPECIFIED IN PARAGRAPH 2 OF THE AGREEMENT UNTIL AFTER THE REVOCATION PERIOD ELAPSES, AND THE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL AFTER THE REVOCATION PERIOD HAS EXPIRED.

You specifically acknowledge the following:

1.	You had 21 days to consider this Agreement;

2.	You have read this entire Agreement including the full release of claims and fully understand its terms;

3.	You were advised in writing to consult with an attorney prior to signing this Agreement and were given an opportunity to review this Agreement with an attorney;

4.	You are voluntarily entering into this Agreement knowingly of your own free will and without undue influence or stress;

5.	The waiver specifically refers to rights or claims arising under the Age Discrimination in Employment Act of 1967 as amended;

6.	You have not waived any rights after the date that you execute this Agreement;

7.	You would not otherwise be entitled to the payments and benefits and other considerations provided by this Agreement;

8.	The Agreement provides you with a period of seven (7) days following the execution of this Agreement to revoke the Agreement, as explained herein in Paragraph 17; and

9.	The Agreement will not become effective until the eighth day following execution by you of this Agreement.

If you sign this Agreement prior to the expiration of the twenty-one (21) days given to consider the Agreement, you do so voluntarily and of your own free will.

PLEASE READ CAREFULLY.  THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Date: 11/29/13
Ambient Corporation

By:	/s/
John J. Joyce, Chief Executive Officer

	/s/	Date: 11/27/13
Stacey Fitzgerald

EXHIBIT A
AMBIENT CORPORATION
EMPLOYEE CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

THIS EMPLOYEE CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (this "Agreement") entered into as of July 9, 2012, by and between AMBIENT CORPORATION, a Delaware corporation with its principal place of business at 7 Wells Avenue, Suite 11, Newton, MA  02459 (hereinafter called the "Company") and Stacey Fitzgerald (hereinafter called "Employee").

WITNESSETH:

WHEREAS, in pursuing its smart grid communications platforms business, Company has developed and acquired valuable proprietary information, technology, intellectual property, inventions, trade secrets, production and marketing plans, client and prospective client information and lists, equipment, business methods and strategic plans; and

WHEREAS, the secrecy of Company’s proprietary information, trade secrets and inventions, and the protection of its patents, are essential, because Company is engaged in a highly competitive industry which requires a substantial continuing commitment to research, development and innovation to remain competitive; and

WHEREAS, it has been and will continue to be necessary for Company to impart to Employee knowledge of its proprietary information, inventions and trade secrets and to involve Employee in various aspects of research, development, business methods and business plans, during which involvement, of necessity, Employee will gain additional knowledge of Company's inventions, trade secrets and other confidential information, all for the purpose of equipping and enabling Employee to discharge his/her duties effectively to the mutual advantage of himself/herself and Company; and

WHEREAS, Employee recognizes that Company must, for its protection, place reasonable limitations on Employee's ability to use and disclose Company's proprietary information, inventions and trade secrets and, further, that Company, in order that such limitations shall be effective, must have the right to enforce such limitations by way of injunctive relief, both temporary and permanent;

NOW THEREFORE, in consideration for the employment of Employee by the Company and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

Section 1.  Inventions.

1.1           Any and all inventions, ideas, improvements, processes, formula and discoveries, whether or not patentable, conceived, devised, made, acquired or reduced to practice by Employee, either alone or in conjunction with others, during the period of Employee's employment by Company (including, without limitation, prior employment by Company and/or its subsidiaries) which relate or reasonably appertain to the business engaged in by Company or its subsidiaries, or to any products now manufactured, advertised or sold by Company or its subsidiaries, or to any products in the process of development by Company or its subsidiaries, or to any similar or competitive products, or to the method or process of making or using any such products, or which result from duties or tasks assigned to Employee by Company, whether so devised, made, acquired or reduced to practice during working hours or otherwise, with the materials and tools of Company or its subsidiaries or otherwise, and (except as provided in Section 1.2) shall be the sole and exclusive property of Company; and Employee shall, without further compensation or consideration, but at the expense of Company:

(a)           fully and promptly disclose to Company all information with respect to such inventions, ideas, improvements, processes, formulae and discoveries;

(b)           whenever requested by Company, promptly execute and cooperate in the filing and prosecution of any and all applications, assignments and other instruments which Company shall deem necessary in order to apply for and obtain Letters Patent of the United States and of foreign countries for such inventions, ideas, improvements, processes, formulae and discoveries, and in order to assign and convey to Company, or to Company's nominee, the sole and exclusive right, title and interest in and to such inventions, ideas, improvements, processes, formula and discoveries or any applications or patents thereon; and

(c)           whenever requested by Company, promptly deliver to Company evidence with respect to such inventions, ideas, improvements, processes, formulae and discoveries for the purpose of any legal proceedings and testify with respect thereto in any legal proceedings.

Section 2.                      Confidential Information.

2.1           Employee shall exercise utmost diligence to protect and guard the secret and confidential proprietary information, technology, intellectual property, inventions, trade secrets, production and marketing plans, client and prospective client information and lists, equipment, business methods and strategic plans of Company and its subsidiaries, relating to the business engaged in by Company and its subsidiaries (hereinafter collectively referred to as "Confidential Information").   Confidential Information shall not include any information that: (a) was in Employee's possession prior to Employee's employment with Company; (b) is or becomes a matter of public knowledge through no fault of Employee or Company; (c) is rightfully received by Employee from a third party that is not under any duty of confidentiality with respect to such information; or (d) is generally made available to third parties by Company without any restrictions on disclosure.

2.2           Neither during Employee's employment by Company nor thereafter shall Employee, directly or indirectly, use for himself/herself or another, or disclose to another, any Confidential Information which has in any manner come into the Employee's knowledge, except as such disclosure or use may be reasonably required in connection with his/her employment by Company or may be consented to in advance in writing by Company.

2.3           Each of the foregoing obligations of Employee regarding Confidential Information shall also apply with respect to Confidential Information of customers, suppliers, contractors, joint ventures, affiliates and others with whom Company or any of its subsidiaries has a business relationship.

2.4           Unless otherwise required by statute or government rule or regulation, all copies of Confidential Information, shall be returned to the Company immediately upon request without retaining copies thereof. This obligation includes Confidential Information stored on computer hardware/software which shall be deleted forthwith after a copy is provided to Company.

Section 3.  Non-Competition.

3.1           During the term of his/her employment with the Company and during the Non-Compete Period (as defined below), Employee shall not, without the prior written approval of the President of Company, perform any of the following acts:

(a)           accept employment with any business wherever located which engages in any business in the Territory (as hereinafter defined) which competes with Company or any of its subsidiaries if the employment in question either would include the performance of duties similar to those performed by Employee for Company or would place him/her in a working relationship with persons performing such duties; or

(b)           directly or indirectly, for himself/herself or an behalf of others, as an individual on his/her own account or as an employee, agent or representative for any person, partnership, firm or corporation, engage in, aid in the operation of, contribute his/her knowledge to, or own, manage, operate or participate in the ownership, management or control of any business wherever located which competes with Company or any of its subsidiaries in the Territory.  Nothing contained in this Section 3 shall be construed to prohibit Employee from owning, either of record or beneficially, up to five percent (5%) of the shares or other equity interest of any publicly traded company which competes with the Company or any of its subsidiaries.

3.2           Employee and Company agree that, in view of the character of Employee's work and of the business engaged in by Company and its subsidiaries, in view of the nature of the market in which Company and its subsidiaries compete, it is reasonable and necessary for the protection of Company and its subsidiaries that the “Territory” referred to in Section 3.1 means the United States of America and Canada.

3.3           The provisions of this Section 3 shall not in any way or to any extent limit the obligations of Employee under any other Section of this Agreement.

3.4           For purposes of this Agreement, the Non-Compete Period shall be a period of one (1) year from the effective date of the termination of Employee’s employment by Company or any of its subsidiaries (the “Termination Date”), unless a court of competent jurisdiction orders a shorter period of time.

Section 4.  Employee, Customer or Supplier Interference.  During the term of his/her employment with the Company and for two (2) years after the Termination Date, Employee shall not, directly or indirectly, for himself/herself or on behalf of others, (a) induce or attempt to induce any other employee to quit Company's employ or the employ of any Company subsidiary, interfere with or disrupt Company's or the subsidiary’s relationship with any other employee or solicit, entice, take or employ any other employee of Company or the subsidiary; and/or (b) call upon, solicit, divert or attempt to solicit or divert from Company or its subsidiaries any of their customers or suppliers, or potential customers or suppliers whose business was solicited by Company or one of its subsidiaries, or who were identified in writing by Company or one of its subsidiaries as a potential customer or supplier, during Employee's employment with Company; provided, however, that nothing in this Section 4.1 shall be deemed to prohibit Employee from calling upon or soliciting a customer or supplier if such action relates solely to a business or matter that is not competitive with Company and its subsidiaries.

Section 5.  Miscellaneous.

5.1           Each covenant set forth in this Agreement is separate and distinct from every other covenant and, if any such covenant, or any part of any such covenant, is declared to be invalid by a court of competent jurisdiction, the remaining obligations of this Agreement shall be deemed to be independent and divisible and shall remain in full force and effect as if the invalid covenant or covenants never were part of this Agreement.  In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision or otherwise modify, in any way necessary, such provision to the extent necessary to make it enforceable, and that the Agreement in its modified form shall be valid and enforceable to the full extent permitted by law.

5.2           Failure on Company's part to exercise any rights or privileges granted to it by this Agreement or to insist upon the full performance of all obligations or duties assumed by Employee shall not be construed as waiving any such rights, privileges, obligations or duties, or as creating any custom contrary thereto.

5.3           If Employee shall violate any of the terms of this Agreement, Company, in addition to any other remedies it may have, shall be entitled to an injunction (including a temporary restraining order and/or a temporary and/or a preliminary injunction), without the necessity of proving actual damages and without the posting of a bond, to be issued by any court of equity of competent jurisdiction, enjoining and restraining Employee from such wrongful acts, and Employee shall reimburse Company for all reasonable attorneys' fees and expenses incurred by it to enforce this Agreement.

5.4           The provisions hereof shall survive and continue in full force and effect after termination of Employee's employment with Company, whether such termination is with or without cause, or is voluntary or involuntary.

5.5           Whenever written notice is required to be given by this Agreement, adequate notice shall be deemed to have been given if the written notice is sent by first class mail addressed as follows:

(a)           To Employee at either his/her last known residence or his/her place of business as noted on the records of Company;

Stacey Fitzgerald
11 Wayne Avenue
Braintree, MA  02184

(b)           To Company as shown below:

AMBIENT CORPORATION
Attn:  Abraham Kimelman
7 Wells Avenue, Suite 11
Newton, MA 02459

5.6           The validity of this Agreement shall be determined under and shall be governed in all respects by, the laws of the State of Massachusetts, even though all or a substantial part of Employee's duties may be performed elsewhere. The parties agree to submit to the jurisdiction of any appropriate state court of record or federal district court in the district in which the Company’s offices are located for purposes of resolving any dispute arising under this Agreement.

5.7           This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

5.8           This Agreement contains the entire agreement between the parties and Employee agrees that no other promises or inducements have been made unless contained in writing, attached hereto or incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement in duplicate as of the date first above written.

EMPLOYEE	AMBIENT CORPORATION

/s/ Stacey Fitzgerald	/s/ Abraham Kimelman
Name: Stacey Fitzgerald	Name: Abraham Kimelman

Date: July 9, 2012	Title: Manager of Accounting